As filed with the Securities and Exchange Commission on June 8, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Willis Towers Watson Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	98-0352587
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Willis Group Limited 51 Lime Street, London, England	EC3M 7DQ
(Address of Principal Executive Offices)	(Zip Code)

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY 2012 EQUITY INCENTIVE PLAN

(Full title of the plan)

Matthew S. Furman, Esq.

General Counsel

Willis Towers Watson Public Limited Company

Brookfield Place

200 Liberty Street, 7th Floor

New York, NY 10281

(212) 915-8249

(Name, address, telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) of Willis Towers Watson Public Limited Company (the “Registrant”) is being filed pursuant to General Instruction E of Form S-8 in connection with the amendment to the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (the “2012 Plan”) to increase by 2,000,000 the number of ordinary shares of the Registrant, $0.000304635 nominal value per share (the “Ordinary Shares”), reserved for issuance under the 2012 Plan. These Ordinary Shares are additional securities of the same class as other securities for which previous Registration Statements on Form S-8 were filed with the United States Securities and Exchange Commission (the “Commission”) on May 4, 2012, July 29, 2014 and June 10, 2016 with respect to the 2012 Plan.

The information contained in the Registration Statements on Form S-8 originally filed by the Registrant with the Commission (File Nos. 33-181150, 33-197706, and 333-211967), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), are incorporated by reference into this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:

(1) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on February 24, 2022;

(2) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Commission on April 28, 2022;

(3) The Registrant’s Current Reports on Form 8-K filed with the Commission on the following dates in 2022: February  28, May  13, and May 19 (provided that any portions of such reports that are deemed furnished and not filed pursuant to instructions to Form 8-K shall not be incorporated by reference into this Registration Statement); and

(4) The description of the Registrant’s share capital contained in its Registration Statement on Form 8-A filed with the Commission on January 5, 2016, including any amendment or report filed for the purpose of updating, changing or otherwise modifying such description.

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference in this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s articles of association (“Articles”) provide that, subject to applicable law, the Registrant shall indemnify its directors and officers against all liabilities, loss, damage or expense incurred or suffered by such person as a director or officer. The Articles further provide that such indemnified persons shall be indemnified out of the funds of the Registrant against all liabilities incurred or suffered in defending any proceedings, whether civil or criminal, in which judgment is given in a director’s or officer’s favor, he is acquitted, or in respect of any application under the Irish Companies Act, 2014 (the “Irish Companies Act”) in which relief from liability is granted to him. The Articles also require the Registrant, subject to applicable law, to pay expenses incurred by a director or officer in defending any civil or criminal action or proceeding in advance of the final disposition of any such action or proceeding, provided that the indemnified person undertakes to repay the Registrant such amount if it is ultimately determined that such person was not entitled to indemnification. With regard to the Registrant’s indemnification of its directors and its secretary, the Irish Companies Act prescribes that an Irish company may only indemnify an officer for liability attaching to that officer which does not involve negligence, default, breach of duty or breach of trust and any liability incurred by an officer in respect of proceedings in which judgment is given in his favor or in which he is acquitted or where the court has granted relief, wholly or partially, on the basis that he has acted honestly and reasonably and, having regard to the circumstances of the case, ought fairly be excused. Any provision which seeks to indemnify a director or secretary of an Irish company over and above this shall be void under Irish law, whether contained in its articles of association or in any contract between the director or secretary and the Irish company.

Irish companies may obtain directors’ and officers’ liability insurance, as well as other types of insurance, for their directors and officers. The Registrant has purchased and maintains a directors’ and officers’ liability policy.

Each of the Registrant and Willis North America Inc., a Delaware corporation, has entered into a deed of indemnity and indemnification agreement, respectively, with each of the directors and certain officers of the Registrant as well as certain individuals serving as directors or officers of the Registrant’s subsidiaries. These arrangements provide for the indemnification of, and advancement of expenses to, the indemnitee by the Registrant and Willis North America Inc., respectively, to the fullest extent permitted by law and include related provisions meant to facilitate the indemnitee’s receipt of such benefits.

Item 8.	Exhibits.

EXHIBIT NUMBER	DESCRIPTION

4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Form 8-K filed by the Registrant on June 15, 2017).

4.2	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on January 4, 2010).

4.3	Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (incorporated by reference to Exhibit A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 28, 2022).

5.1	Opinion of Matheson.*

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm for the Registrant.*

23.2	Consent of Matheson (included in its opinion filed as Exhibit 5.1 hereto).

24.1	Power of Attorney (included on signature page of this Registration Statement).

107	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 8, 2022.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

By:	/s/ Matthew S. Furman
Name: Matthew S. Furman
Title: General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl A. Hess, Andrew Krasner, and Mathew S. Furman, each acting alone, his and her true and lawful attorney-in-fact, with full power of substitution and re-substitution for him and her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this Registration Statement on Form S-8 (including, without limitation, any additional registration statement filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his or her substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Carl A. Hess	Chief Executive Officer and Director	June 8, 2022
Carl A. Hess	(Principal Executive Officer)

/s/ Andrew Krasner	Chief Financial Officer	June 8, 2022
Andrew Krasner	(Principal Financial Officer)

/s/ Joseph Kurpis	Controller	June 8, 2022
Joseph Kurpis	(Principal Accounting Officer)

/s/ Dame Inga Beale	Director	June 8, 2022
Dame Inga Beale

/s/ Fumbi Chima	Director	June 8, 2022
Fumbi Chima

/s/ Michael P. Hammond	Director	June 8, 2022
Michael P. Hammond

/s/ Brendan R. O’Neill	Director	June 8, 2022
Brendan R. O’Neill

/s/ Linda D. Rabbitt	Director	June 8, 2022
Linda D. Rabbitt

/s/ Michelle R. Swanback	Director	June 8, 2022
Michelle R. Swanback

/s/ Paul D. Thomas	Director	June 8, 2022
Paul D. Thomas